Exhibit 10.1

SUPPORT AGREEMENT

This Support Agreement, dated March 10, 2016 (this “Agreement”), is by and among the persons and entities listed on Schedule A hereto (individually and collectively, “Macellum”) and Christopher & Banks Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company and Macellum have been in confidential discussions regarding the composition of the Board of Directors of the Company (the “Board”);

WHEREAS, Macellum may be deemed to Beneficially Own shares of common stock of the Company, par value $0.01 (the “Common Stock”) totaling, in the aggregate, 3,131,505 shares, or approximately 8.4%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, each of the Company and Macellum has determined that it is in its best interests to come to an agreement with respect to the election of members of the Board at the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”).

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Board Matters.  The Company and Macellum agree as follows:

(a)	the Company shall use its reasonable best efforts to hold the 2016 Annual Meeting no later than July 25, 2016;
(b)	prior to the completion of the 2016 Annual Meeting, the Board shall not increase the size of the Board to more than nine directors;
(c)

the Board and all applicable committees and subcommittees of the Board shall take all action necessary such that, by the completion of the 2016 Annual Meeting, the size of the Board is seven directors;

(d)

the Board and all applicable committees and subcommittees of the Board shall take all necessary action to nominate and cause the Company’s slate of nominees for election as directors of the Company at the Company’s 2016 Annual Meeting to be those individuals identified on Exhibit A hereto (including, as defined therein, the New Director Nominees (including the Macellum Designees)) (together, the “2016 Slate”) and not any persons other than the 2016 Slate;

(e)

subject to receipt and acceptance of the information set forth in Section 1(g) hereof (in accordance therewith), the Company will use reasonable best efforts to cause the election of the 2016 Slate to the Company’s Board at the 2016 Annual Meeting, including recommending that the Company’s stockholders vote in favor of and soliciting proxies for the election of all of the New Director Nominees (along with all other Company nominees) and otherwise supporting the New Director Nominees for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees;

(f)

following their election to the Board at the 2016 Annual Meeting and at all times prior to the end of the Standstill Period, at least one Macellum Designee shall be offered the opportunity to be a member of each committee of the Board that is currently in place as of the date of this Agreement, or which may be created by the Board following execution hereof.  Upon such Macellum Designee’s election to become a member of a committee, the Board shall effect such change in committee composition promptly (and no more than two business days following such election), but only if such Macellum Designee meets any and all independence or other requirements under applicable law and the rules and regulations of the New York Stock Exchange for service on such committee (“NYSE Criteria”) and identifies all conflicts of interest, if any, relevant to such committee’s activities; provided, however, in the event a Macellum Designee does not meet all NYSE Criteria, another Macellum Designee who does meet all NYSE Criteria shall be afforded the right to serve on such committee;

(g)

(i) that, no later than March 31, 2016, Macellum will provide to the Company from each Macellum Designee (and the Company shall obtain from each of the other New Director Nominees) (A) an executed consent to be named as a nominee in the Company’s proxy statement for the 2016 Annual Meeting and to serve as a director if so elected, (B) a completed D&O Questionnaire (including an Iran Sanctions Questionnaire) in the form customarily used by the Company (the “Questionnaire”), (C)  an executed irrevocable resignation as director in the form customarily used by the Company for all director nominees, and (D) with respect to the Macellum Designees only, an executed irrevocable resignation as director in the form attached hereto as Exhibit B (collectively, the “Nomination Documents”), (ii) after the date hereof, each Macellum Designee shall provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board and as is required to be disclosed in proxy statements and periodic reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under applicable law and regulations and (iii) that the Company will have completed customary background checks for each New Director Designee and such background checks will not have resulted in any disqualifying information regarding a New Director Nominee, as reasonably determined by the Nominating and Governance Committee or the Board in accordance with the Company’s corporate governance guidelines and in the exercise of its fiduciary duties provided, however, in the event any Macellum Designee is disqualified from the Board for any reason prior to his or her initial election, Macellum shall have the right to propose to the Company another Macellum Designee(s) who meets the NYSE Criteria, is not disqualified in accordance with this Section 1(g) to the Board and is otherwise reasonably acceptable to the Board in the exercise of its fiduciary duties (with the parties following the procedures set forth herein until two Macellum Designees have been elected to the Board);

(h)

As of the date hereof, Macellum is not aware of any facts that would suggest that the currently named Macellum Designee:  (i) is not “independent” in accordance with the listing standards for the New York Stock Exchange and any other applicable director independence standards; (ii) is otherwise disqualified to serve as a director of the Company in accordance with the Company’s corporate governance guidelines, code of business conduct and ethics and policies regarding conflicts of interest, confidentiality, stock ownership and insider trading applicable to directors of the Company; or (iii) is a party to (A) any agreement, arrangement or understanding with any person (I) concerning how such Macellum Designee, if elected as a director of the Company, will act or vote on any issue or question or (II) that could limit or interfere with such Macellum Designee’s ability to comply, if elected as a director of the Company, with his or her fiduciary duties under applicable law or (B) any agreement, arrangement or understanding with any person other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company;

(i)

Macellum agrees that no member of Macellum shall compensate or agree to compensate, directly or indirectly, any individual not employed by Macellum in connection with his or her service as a director (including any New Director Nominee) or officer of the Company or otherwise in connection with the transactions contemplated by this Agreement other than in respect of performance-related fees based upon the overall increase in asset value of Macellum’s assets;

(j)

Macellum agrees that each member of Macellum shall immediately cease all efforts, direct or indirect, in furtherance of any solicitation regarding nominations to the Board (including any negative solicitation efforts) relating to the 2016 Annual Meeting concerning the Company and members of the slate of nominees proposed by the Company;

(k)

as of the date of this Agreement, Macellum irrevocably withdraws its demands for materials and books and records pursuant to Section 220 of the Delaware General Corporation Law upon its execution of this Agreement;

(l)

that, should any Macellum Designee resign from the Board or be rendered unable to, or refuse to, be appointed to, or for any other reason fail to serve or is not serving on, the Board (other than as a result of not being nominated by the Company for re-election at an annual meeting subsequent to the 2016 Annual Meeting), Macellum shall be entitled to designate a replacement for such Macellum Designee who satisfies the qualifications set forth in Section 1(h) hereof and is otherwise reasonably acceptable to the Board in the exercise of its fiduciary duties (a “Replacement”), and the Company shall take all necessary action to implement the foregoing and to appoint the Replacement to the Board as promptly as practicable but in any event within ten business days of Macellum’s designation of a Replacement. Any such Replacement who becomes a Board member in replacement of a Macellum Designee shall be deemed to be a Macellum Designee for all purposes under this Agreement and, prior to his or her appointment to the Board, shall be required to provide to the Company the Nomination Documents and meet with representatives of the Governance and Nominating Committee, and other members, of the Board in accordance with the practices of the Board and such Committee;

(m)

the Company shall use commercially reasonable efforts to conduct any such interviews as promptly as practicable but, in any case, assuming reasonable availability of the proposed Replacement, within five business days after Macellum’ s submission of the proposed Replacement.  In the event the Governance and Nominating Committee or the Board does not accept a person recommended by Macellum as a Replacement, Macellum shall have the right to recommend an additional substitute person whose appointment shall be subject to the same procedures described in Section 1(l) hereof (with the parties following the procedures set forth herein until a Replacement has been appointed to the Board);

(n)

Upon a Replacement’s appointment to the Board, the Board and all applicable committees and subcommittees of the Board shall take all necessary actions to appoint such Replacement to any applicable committee or subcommittee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal;

(o)

the Board or any committee thereof, in the exercise of its fiduciary duties, may limit the participation of the Macellum Designees in any Board or committee meeting or portion thereof in which the Board or such committee is evaluating and/or taking action with respect to (i) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (ii) any proposed transaction between the Company and Macellum or its Affiliates, or (iii) any consideration of any potential Replacement; provided,  however, that nothing herein shall limit the participation of the Macellum Designees in any Board or committee meeting or portion thereof in which the Board or such committee is evaluating and/or taking action with respect to any strategic alternatives or proposed transactions to which no member of Macellum or any of its Affiliates is a party; and

(p)

that, during the period from the date of this Agreement until the date of the 2016 Annual Meeting, each of the New Director Nominees shall be entitled to receive copies of all written information furnished generally to the Board during such period and to reasonable access to the Company’s Chief Executive Officer (“CEO”) and the Company’s other executive officers (all such contact with such other officers to be coordinated with and through the CEO) commensurate with that of a director of the Company; provided, that all such information shall be subject to the confidentiality and use restrictions set forth in the Company policies applicable to all directors and referenced in Section 3 hereof.

2.Macellum Designee Resignations.  Each Macellum Designee or Replacement shall be entitled to resign from the Board at any time in his or her discretion. Notwithstanding the provisions of Section 1, if, at any time after the date hereof, Macellum ceases collectively to Beneficially Own an aggregate Net Long Position in at least the lesser of (i) 1,853,974 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) and (ii) 5% of the outstanding shares of Common Stock as of such date (the “Minimum Threshold”), each of the Macellum Designees shall be deemed to have resigned from the Board and any committee of the Board on which he or she then sits  pursuant to the irrevocable resignation in the form attached hereto as Exhibit B previously delivered to the

Company by each Macellum Designee, and (b) the Company shall have no further obligations under Section 1 of this Agreement. Macellum shall promptly, and not later than three business days after, notify the Company as soon as Macellum’s Net Long Position in the Common Stock becomes less than the Minimum Threshold.  For purposes of this Agreement: the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the term “Net Long Position” shall mean such shares of Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis;  provided that, “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

3.Compliance with Company Policies.  At all times while serving as a member of the Board, the Macellum Designees, in their capacity as individuals and not in any other capacity, shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.

4.Standstill Provisions.

(a)

For purposes of this Agreement, the “Standstill Period” shall mean the period from the date of this Agreement until 12:01 a.m. on the earlier of (i) the twentieth day prior to the advance notice deadline set forth in the Company’s Bylaws for stockholders making director nominations at the Company’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) (the “Initial Expiration Time”) and (ii) the day on which the last remaining Macellum Designee (or Replacement) no longer serves as a member of the Board (which shall include the effective date and time of any resignation from the Board delivered in writing by the Macellum Designee (or Replacement)); provided, however, that, if all Macellum Designees (including any Replacement) have not ceased to be a member of the Board as of the Initial Expiration Time, the Standstill Period shall end on the earlier of (i) the twentieth day prior to the advance notice deadline set forth in the Company’s Bylaws for stockholders for making director nominations at the 2018 Annual Meeting of Stockholders and (ii) the day on which the last remaining Macellum Designee (or Replacement) no longer serves as a member of the Board (which shall include the effective date and time of any resignation from the Board delivered in writing by the Macellum Designee (or Replacement)).

(b)

Notwithstanding anything to the contrary in this Section 4, the Company agrees that, for so long as any of the Macellum Designees (or any of their Replacements) are on the Board:  (i) the Board shall promptly notify Macellum in writing of its decision not to nominate any Macellum Designee for election at the 2017 Annual Meeting or any subsequent annual meeting of stockholders (which written notice, if any, shall in any event not be delivered any later than twenty days prior to the advance notice deadline for stockholders making director nominations at such upcoming annual meeting), and (ii) the Board shall take all appropriate action to (A) provide Macellum with at least a twenty-day period from the time Macellum is notified in writing that any of the Macellum Designees have not been so nominated to comply with the advance notice provisions for nominations of directors by stockholders contained in the Bylaws at such upcoming annual meeting and (B) cause such upcoming annual meeting not to be held prior to 90 days following the time Macellum is notified that any of the Macellum Designees has not been so nominated.

(c)

During the Standstill Period, Macellum shall not, directly or indirectly, and Macellum shall cause each Macellum Affiliate under the control of Macellum not to, directly or indirectly (it being understood and agreed that the following restrictions shall not apply to the Macellum Designees acting solely in their capacities as a director of the Company consistent with their fiduciary duties to the Company):

(i)

solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or assist any Third Party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(ii)

encourage, advise or influence any other person or assist any Third Party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(iii)

form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of Macellum and their Affiliates) or otherwise seek, support, encourage or participate in any effort by a Third Party with respect to the matters set forth in clauses (i) through (xiii) of this Section 4(c);

(iv)

present at any annual meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by stockholders or seek the removal of any member of the Board or (except as explicitly permitted by this Agreement with respect to a Replacement and other than through action at the Board by a Macellum Designee acting in his or her capacity as such) propose any nominee for election to the Board or seek representation on the Board;

(v)

other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Macellum to any person or entity not a party to this agreement (a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any Beneficial Ownership or other ownership interest in the aggregate of 5% or more of the shares of Voting Securities outstanding at such time or would increase the Beneficial Ownership or other ownership interest of any Third Party who, together with its Affiliates, has a Beneficial Ownership or other ownership interest in the aggregate of 5% or more of the shares of Voting Securities outstanding at such time, except in each case in a transaction approved by the Board;

(vi)

grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting except as provided in Section 4(d) of this Agreement, special meeting of stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(vii)	make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;
(viii)

make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company, its officers or its directors or any person who has served as an officer or director of the Company in the past, or who serves on or following the date of this Agreement as an officer or director of the Company: (a) in any document or report filed with or furnished to the SEC or any other governmental agency, (b) in any press release or other publicly available format, or (c) to any analyst, journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview) (and the Company agrees that this Section 4(c)(viii) shall apply mutatis mutandis to the Company and its directors and officers with respect to Macellum);

(ix)

other than litigation by Macellum to enforce the provisions of this Agreement, institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions);

(x)

without the prior approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or participate in, effect or seek to effect, any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company (collectively, an “Extraordinary Transaction”) or encourage, initiate or support any other Third Party in any such activity.  Notwithstanding the foregoing, the Company agrees that Macellum shall not be deemed to be in breach of this Agreement in the event that a Macellum Designee receives an unsolicited inquiry regarding a potential transaction proposed by a Third Party, does not engage in any negotiations or substantive discussions without the prior approval of the Board and promptly apprises the Chair of the Board of the foregoing;

(xi)

purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of any Voting Securities if, in any such case, immediately after the taking of such action, Macellum would, in the aggregate, collectively Beneficially Own an amount that would equal or exceed 15% of the then outstanding shares of Common Stock;

(xii)	enter into any negotiations, agreements, arrangements or understandings with any Third Party with respect to the matters set forth in this Section 4; or
(xiii)

take any action that would cause or require the Company to make public disclosure of any of the foregoing or request, directly or indirectly, any amendment or waiver of this Agreement in a manner that would reasonably likely require public disclosure by Macellum or the Company.

As used in this Agreement, the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock (or other voting securities of the Company), whether or not subject to the passage of time or other contingencies.

As used in this Agreement, the term “Beneficial Ownership” shall have the same meaning as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to beneficially own (A) all Common Stock and Voting Securities which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (B) all Common Stock and Voting Securities in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of any Common Stock or Voting Securities (and the term “Beneficially Own” and “Beneficial Owner” shall have a correlative meaning).

For purposes of this Section 4, no person shall be, or be deemed to be, the “Beneficial Owner” of, or to “Beneficially Own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.

(d)

Until the end of the Standstill Period, Macellum and the Macellum Affiliates controlled by Macellum shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Stockholders Meeting and (ii) in accordance with the recommendation of the Board on any other proposals or other business that comes before any Stockholder Meeting.  Notwithstanding anything to the contrary, nothing in this Agreement shall limit the ability of Macellum, any Macellum Affiliates controlled by Macellum or the Macellum Designees (but, with respect to the Macellum Designees, solely in their capacities as stockholders) to vote, sell or tender their shares of Common Stock, as applicable, in respect of any strategic alternatives or proposed transactions involving a merger, consolidation, reorganization or tender offer of the Company, a sale of substantially all of assets of the Company and its subsidiaries or any similar transaction, in each case, that is proposed to the stockholders of the Company by the Board or a Third Party.  For the avoidance of doubt, Macellum and the Company agree that the preceding sentence shall not limit any Macellum Designee’s obligations, so long as such Macellum Designee serves as a director of the Company, of confidentiality and to perform his or her fiduciary duties as a director of the Company.

5.Public Announcements. Promptly following the execution of this Agreement, the Company shall announce this Agreement and the material terms hereof by means of a mutually agreed press release (the “Press Release”). Neither the Company (and the Company shall cause each of its Affiliates, directors and officers not to) nor Macellum or any Macellum Affiliate controlled by Macellum shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the applicable rules of any stock exchange or with the prior written consent of the other party. The Company acknowledges that Macellum intends to file this Agreement and the as-issued Press Release as exhibits to its Schedule 13D pursuant to an amendment that the Company shall have the opportunity to review in advance.  The Company shall have an opportunity to review in advance any Schedule 13D filing made by Macellum with respect to this Agreement.

6.Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that, as of the date of this Agreement: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.  The Company represents and warrants to Macellum that the Board has approved all New Director Nominees in respect of any “change of control” or similar provision in any contract or agreement of the Company.

7.Representations and Warranties of Macellum. Each member of Macellum jointly represents and warrants that, as of the date of this Agreement, (a) Macellum, together with all of the Macellum Affiliates, collectively Beneficially Own an aggregate of 3,131,505 shares of Common Stock; (b) except for such ownership, no member of Macellum, individually or in the aggregate with all other members of Macellum and the Macellum Affiliates, has any other Beneficial Ownership of any Voting Securities; and (c) Macellum, collectively with the Macellum Affiliates, have a Net Long Position of 3,131,505 shares of Common Stock.

8.Specific Performance. The parties hereto recognize and agree that if, for any reason, any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be cause for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to seek, without the necessity of posting any bond or of proving the inadequacy of monetary damages, an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

9.Jurisdiction; Venue.  Each of the parties hereto:  (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, (d) irrevocably waives the right to trial by jury and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law.

10.Governing Law.  This agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such State.

11.No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.Entire Agreement. This Agreement, and the Confidentiality Agreement, dated March 2, 2016 between the Company and Macellum, contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

13.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received, (b) given by facsimile, when such facsimile is sent to the facsimile number set forth below and the appropriate confirmation is received, or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 13:

if to the Company:

Christopher & Banks Corporation 2400 Xenium Lane North Plymouth, MN 55441 Copy Attn: General Counsel Facsimile: (763) 551-5199 Email: lkomarek@christopherandbanks.com

With a copy, which shall not constitute notice, to:

Dorsey & Whitney LLP 50 South Sixth Street Minneapolis, MN 55402 Attn: Robert A. Rosenbaum, Esq. Facsimile: (612) 340-7800 Email: rosenbaum.robert@dorsey.com if to Macellum:

Macellum Capital Management, LLC 99 Hudson Street, 5th Floor New York, NY 10013 Attn: Jonathan Duskin Facsimile: (646) 706-5105 Email: jduskin@macellumcap.com

With a copy, which shall not constitute notice, to:

Jeffrey L. Kochian Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 Facsimile: (212) 872-1002 Email: jkochian@akingump.com

14.Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

15.Counterparts. This Agreement may be executed in two or more counterparts, each of which together shall constitute a single agreement.

16.Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

17.No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

18.Fees and Expenses.  Each of the Company, on the one hand, and Macellum, on the other hand, will be responsible for its own costs, fees and expenses in connection with this Agreement; provided, however, that the Company shall reimburse Macellum for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to potential nominations of directors of the Company, the 2016 Annual Meeting and the negotiation, execution and fulfillment of this Agreement and other reasonable, documented out-of pocket fees and expenses (including legal expenses) incurred after the date hereof until and including the date of the 2016 Annual Meeting, which reimbursement, in the aggregate, shall not exceed $150,000.

19.Termination. This Agreement shall terminate on the date and time that all Macellum Designees (or Replacements) no longer serve on the Board (which shall include the effective date and time of any resignation from the Board delivered in writing by the Macellum Designee); provided, however, that Macellum and each Macellum Designee shall maintain, in accordance with the confidentiality obligations set forth herein and in the applicable Company policies, all confidential information of the Company until such time as such information is no longer deemed to be confidential by the Company; and provided, further, that each of the Company and Macellum shall remain liable to the other party hereto after such termination date for any breaches of this Agreement made by such party prior to the date of termination of this Agreement.

20.Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Christopher & Banks Corporation

By:	/s/ LuAnn Via
Name:	LuAnn Via
Title:	President and Chief Executive Officer

MACELLUM RETAIL OPPORTUNITY FUND, LP

By:	Macellum Advisors GP, LLC, its general partner

By:	/s/ Jonathan Duskin
Name:	Jonathan Duskin
Title:	Sole Member

MACELLUM CAPITAL MANAGEMENT, LLC

By:	MCM Managers, LLC, its managing member

By:	MCM Management, LLC, its managing member

By:	/s/ Jonathan Duskin
Name:	Jonathan Duskin
Title:	Managing Member

MACELLUM ADVISORS GP, LLC

By:	/s/ Jonathan Duskin
Name:	Jonathan Duskin
Title:	Sole Member

MACELLUM MANAGEMENT, LP

By:	Macellum Advisors GP, LLC, its general partner

By:	/s/ Jonathan Duskin
Name:	Jonathan Duskin
Title:	Sole Member

MCM MANAGERS, LLC

By:	MCM Management, LLC, its managing member

By:	/s/ Jonathan Duskin
Name:	Jonathan Duskin
Title:	Managing Member

MCM MANAGEMENT, LLC

By:	/s/ Jonathan Duskin
Name:	Jonathan Duskin
Title:	Managing Member

/s/ Jonathan Duskin
JONATHAN DUSKIN

SCHEDULE A

MACELLUM ENTITIES

1.Macellum Retail Opportunity Fund, LP (“Opportunity Fund”)

2.Macellum Capital Management, LLC (“Macellum Capital Management”)

3.Macellum Advisors GP, LLC (“Macellum GP”)

4.Macellum Management, LP (“Macellum Management”)

5.MCM Managers, LLC (“MCM Managers”)

6.MCM Management, LLC (“MCM Management”) and

7.Jonathan Duskin (“Mr. Duskin”)

Mr. Duskin, together with Opportunity Fund, Macellum Capital Management, Macellum GP, Macellum Management, MCM Managers and MCM Management, are referred to herein collectively as, “Macellum.”

EXHIBIT A

2016 ANNUAL MEETING DIRECTOR NOMINEES

Continuing Director Nominees:  Lisa Wardell (Chair of the Board), LuAnn Via (CEO) and William Sharpe

Macellum Designee(s):  Jonathan Duskin and an additional nominee to be named by Macellum who satisfies the qualifications set forth in Section 1(h) of this Agreement and is otherwise reasonably acceptable to the Board in the exercise of its fiduciary duties (collectively, the “Macellum Designees”)

Other New Director Nominees:  Kent Kleeberger, Laura Weil (collectively, and together with the Macellum Designees, the “New Director Nominees”)

EXHIBIT B

FORM OF IRREVOCABLE RESIGNATION RE: SUPPORT AGREEMENT

March __, 2016

Attention: Board of Directors
Christopher & Banks Corporation

2400 Xenium Lane North

Plymouth, MN 55441

Re:Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 2 of the Support Agreement, dated as of March __, 2016 (the “Agreement”), by and among Christopher & Banks Corporation and Macellum (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Effective only upon, and subject to, such time as Macellum ceases collectively to Beneficially Own an aggregate Net Long Position of at least the lesser of (i) 1,853,974 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) and (ii) 5% of the shares of Common Stock then outstanding, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

______________________
Name: